EXHIBIT 99.1

Technical Communications Corporation Reports Death of Director and Audit Committee Member

CONCORD, Mass., May 31, 2018 (GLOBE NEWSWIRE) -- Technical Communications Corporation (NasdaqCM:TCCO) today announced the unfortunate passing of long time director and member of its Audit Committee, Mitchell B. Briskin. Mr. Briskin has been a valued member of the Company since 1998, and will be remembered for the many significant contributions he has made to the Company over the past 20 years.

In conjunction with the passing of Mr. Briskin, the Company notified The NASDAQ Stock Market on May 29, 2018 that it was no longer in compliance with Rule 5605(c)(2). This rule requires the Company to maintain an audit committee comprised of at least three directors, all of whom must be independent pursuant to the rules of the NASDAQ Stock Market and applicable law. On May 29, 2018, Nasdaq notified the Company that it has been provided a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or May 27, 2019. The Board of Directors expects to begin a search shortly for a new independent director and audit committee member and expects to be in compliance with Nasdaq Rule 5605(c)(2) prior to the expiration of the cure period.

About Technical Communications Corporation

For over 50 years, TCC has specialized in superior-grade secure communications systems and customized solutions, supporting our CipherONE® best-in-class criteria, to protect highly sensitive voice, data and video transmitted over a wide range of networks. Government entities, military agencies and corporate enterprises in 115 countries have selected TCC's proven security to protect their communications. Learn more: www.tccsecure.com.

Statements made in this press release or as may otherwise be incorporated by reference herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to statements regarding anticipated operating results, future earnings, and the ability to achieve growth and profitability. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to the effect of foreign political unrest; domestic and foreign government policies and economic conditions; future changes in export laws or regulations; changes in technology; the ability to hire, retain and motivate technical, management and sales personnel; the risks associated with the technical feasibility and market acceptance of new products; changes in telecommunications protocols; the effects of changing costs, exchange rates and interest rates; and the Company's ability to secure adequate capital resources. Such risks, uncertainties and other factors could cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a more detailed discussion of the risks facing the Company, see the Company’s filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10Q for the quarters ended March 31, 2018 and December 30, 2017 and its Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and the “Risk Factors” section included therein.

Michael P. Malone
Chief Financial Officer
(978) 287-5100
www.tccsecure.com